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Exhibit 20.01 -- AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is entered into the 8th day of July 2000, among EZCONNECT, INC., a Nevada corporation ("EZConnect"); EZCONNECT MERGER CO., a Nevada corporation ("Merger Sub"); and ENCORE WIRELESS, INC., a California corporation ("Encore"). EZConnect, Merger Sub and Encore are sometimes referred to herein individually as a "Party" and together as the "Parties."

                                   PREMISES

WHEREAS, the respective boards of directors of EZConnect, Merger Sub and Encore have each determined that the merger of Merger Sub with and into Encore (the "Merger") upon the terms and subject to the conditions set forth in this Agreement is in the best interests of their respective corporations and stockholders and have approved the Merger and the other transactions contemplated by this Agreement; and

WHEREAS, it is intended that, for federal income tax purposes, the Merger will qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder (the "Code");

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereby agree as follows:

                           ARTICLE I
                       THE STOCK PURCHASE AND MERGER

Section 1.01.  The Stock Purchase.

(a) On the date of execution of this Agreement, EZConnect shall purchase from Encore, and Encore shall issue and deliver to EZConnect, 316,456 shares (the "Encore Shares") of Encore common stock, no par value, which shall constitute 5% of the issued and outstanding shares of capital stock of Encore after giving effect to the issuance of the Encore Shares. The purchase price for the Encore Shares shall be $250,000 payable in immediately available funds at the times and in the manner described below.

(b) Encore shall use its commercial best efforts to prepare and deliver to EZConnect on July 17, 2000, the unaudited financial statements of Encore (the "Unaudited Financial Statements"), including the balance sheet of Encore as of June 30, 2000 and the unaudited statements of operations, cash flows and changes in stockholders equity for the period from inception through June 30, 2000, together with the notes thereto, all of which have been prepared in accordance with generally accepted accounting principles consistently applied ("GAAP"). The date that is two days after the date on which the Unaudited Financial Statements and supporting books and records of Encore, in a form and condition suitable for audit, are first made available to the independent certified public accountants engaged to audit the Unaudited Financial Statements is referred to herein as the "Audit Start Date;" provided, that in no event shall the Audit Start Date occur sooner than July 19, 2000. As provided in Section 5.03 herein, the Unaudited Financial Statements of Encore
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shall be audited as quickly as practicable following the Audit Start Date, with the date such audited financial statements are completed being referred to herein as the "Audit Completion Date" and the audited financial statements being referred to herein as the "Audited Financial Statements." In addition, on or before July 12, 2000, Encore shall deliver to EZConnect the detailed operating budget of Encore (the "Encore Budget") for the period from June 1, 2000 through December 31, 2000, which shall be presented on a weekly basis with one-quarter of the monthly overhead allocated to each week occurring during that month. The Budget shall contain a separate schedule indicating the total annual compensation to be paid to each Encore employee or consultant commencing July 1, 2000 and continuing through December 31, 2000.

(c) EZConnect shall continue its due diligence investigation of Encore through and including that date that is two days following the Audit Start Date (the "Due Diligence Termination Date"). At any time prior to the Due Diligence Termination Date EZConnect may terminate this Agreement for any reason or for no reason, by delivering a written notice to Encore indicating that this Agreement has been terminated.

(d) The purchase price for the Encore Shares shall be paid by EZConnect as follows: (i) $50,000 on the date of execution of this Agreement; and (ii) $200,000 on the Audit Completion Date. If the Audit Completion Date has not occurred by that date that is thirty (30) days after the Audit Start Date, EZConnect shall pay an additional $50,000 of the purchase price for the Encore Shares and the balance of $150,000 shall be payable on the Audit Completion Date. If the Audit Completion Date has not occurred by that date which is 75 days from the Audit Start Date, either Party may terminate this Agreement upon written notice to the other Party. Except as otherwise provided in this Agreement, the stock certificate representing the Encore Shares shall be delivered to EZConnect at the time the purchase price for the Encore Shares has been paid in full. In the event the total assets minus the total liabilities of Encore ("the Encore Net Worth") shown on the balance sheet included in the Audited Financial Statements is materially less than the Encore Net Worth shown on the balance sheet included in the Unaudited Financial Statements, EZConnect may, at its option, terminate this Agreement upon written notice to Encore, or proceed with the transactions contemplated by this Agreement and reduce the payments to be made to the Encore Shareholders at Closing by the amount of the shortfall in the Encore Net Worth as follows: (i) reduce the $250,000 cash payment by the amount of the shortfall up to $75,000, and (ii) reduce the balance of the cash payment (after (i) above) and the number of shares of EZConnect Preferred Stock to be issued to the Encore Shareholders by the remaining amount of the shortfall (after (i) above), with the reduction in cash bearing the same proportion to the reduction in stock that $250,000 (the cash portion of the purchase price at Closing) bears to $6,000,000 (the EZConnect Preferred Stock portion of the purchase price at Closing). For purposes of this Section, a reduction in the Encore Net Worth of 5% or more shall be deemed to be material.

The initial $50,000 installment shall be deemed to be a loan from EZConnect to Encore up to and including the Due Diligence Termination Date and Encore shall provide EZConnect with a promissory note in the principal amount of $50,000, without interest, which shall become due and payable if EZConnect terminates this Agreement on or before the Due Diligence Termination Date, with the repayment of the note to be made five days following such termination. From and after the Due Diligence Termination Date, if the same has passed without

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the termination of this Agreement by EZConnect, the initial $50,000 installment shall constitute a deposit from EZConnect which is non-refundable; provided, that such amount shall be refunded to EZConnect if: (i) this Agreement is terminated by EZConnect due to a material reduction in the Encore Net Worth as provided above; (ii) Sprint Spectrum LP should exercise its right of first refusal to acquire Encore, which right is described in the Encore Disclosure Schedules; (iii) this Agreement should be terminated by EZConnect due to a material misrepresentation by Encore herein or a material breach by Encore of its obligations hereunder; or (iv) this agreement should be terminated by Encore pursuant to section 5.10.

Section 1.02.  The Merger.  At the Effective Time (as defined in
Section 1.03(b)) and subject to and upon the terms and conditions of this Agreement and in accordance with the Nevada Revised Statutes ("NRS") , Merger Sub shall be merged with and into Encore and the separate corporate existence of Merger Sub shall cease. Encore shall continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation ") in the Merger, and as of the Effective Time shall be a wholly-owned subsidiary of EZConnect. The Merger shall have the effects specified in Section 78.549 of the NRS.

Section 1.03.  The Closing; Effective Time.

(a)The closing of the Merger (the "Closing ") shall take place (i) at the offices of EZConnect, 6009 South Redwood Road, Salt Lake City, Utah 84123, at 10:00 A.M. local time, on the earlier of October 15, 2000 and the second business day following the date on which the last to be satisfied or waived of the conditions set forth in Articles VI and VII (other than those conditions that by their nature are to be satisfied at the Closing) shall be satisfied or waived in accordance with this Agreement or (ii) at such other place, time and/or date as EZConnect and Encore shall agree (the date of the Closing, the "Closing Date").

(b)On the Closing Date, EZConnect, Encore and Merger Sub shall cause articles of merger with respect to the Merger to be properly executed, and filed with the Secretary of State of the State of Nevada as provided in Sections 78.461 and 78.458 of the NRS. The Merger shall become effective at such time as the articles of merger shall be duly filed with Secretary of State of Nevada, or at such later time reflected in such articles of merger as shall be agreed upon by EZConnect and Encore (the time that the Merger becomes effective, the "Effective Time").

Section 1.04. Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue in, vest, perfect or confirm of record or otherwise the Surviving Corporation's right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of either of its constituent corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or otherwise to carry out the intent of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either of the constituent corporations of the Merger, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or

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confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Corporation or otherwise to carry out the intent of this Agreement. In any such event, not less than five (5) days prior to the date any of the actions provided for herein is taken, notice of such action shall be provided to Tod Turley and Kevin Hamilton, the executive officers of Encore, at the address for Encore set forth in Section 9.05 herein.

Section 1.05. Articles of Incorporation; Bylaws; Directors and Officers of the Surviving Corporation. Unless otherwise agreed by EZConnect and Encore prior to the Closing, at the Effective Time:

(a)The Articles of Incorporation of Merger Sub (the "Encore Articles of Incorporation") as in effect immediately prior to the Effective Time shall be at and after the Effective Time (until amended as provided by law and by such Articles of Incorporation) the articles of incorporation of the Surviving Corporation.

(b)The Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be at and after the Effective Time (until amended as provided by law, its Articles of Incorporation and its Bylaws, as applicable) the Bylaws of the Surviving Corporation;

(c)The officers of Encore immediately prior to the Effective Time shall continue to serve in their respective offices of the Surviving Corporation from and after the Effective Time, until their successors are elected or appointed and qualified or until their resignation or removal, subject to the officers' written employment agreements with EZConnect in effect as of the Effective Time; and

(d)The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time, until their successors are elected or appointed and qualified or until their resignation or removal.

Section 1.06. Manner and Basis of Converting Stock. The manner and basis of converting the shares of common stock of Encore and Merger Sub, by virtue of the Merger and without any action on the part of any holder thereof, shall be as set forth in this Section 1.06.

(a) Conversion of Common Stock. On or before the Closing Date, Encore take all actions as may be required to convert its outstanding shares of preferred stock to Encore Common Stock and to cause any outstanding options, warrants or similar rights pertaining to any securities of Encore or its Subsidiaries to be converted into shares of Encore Common Stock (through exercise or otherwise) or terminated. Subject to the terms and conditions of this Agreement, each share of Encore Common Stock issued and outstanding immediately prior to the Effective Time (excluding those held by EZConnect or any of its Subsidiaries (collectively, the "Excluded Shares ")), and all rights in respect thereof, shall at the Effective Time, without any action on the part of any holder thereof, forthwith cease to exist and be converted into the right to receive the cash payment described below and that number of shares of newly designated EZConnect Series A Preferred Stock (the "EZConnect Preferred Stock") calculated by (i) dividing $6,000,000 by the Trailing Trading Price, and (ii) dividing the quotient obtained in (i) by 6,020,000

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(the number of shares of Encore Common Stock outstanding on the Closing Date excluding any shares held by EZConnect) (the "Exchange Ratio"). The Exchange Ratio shall be expressed as a numeral carried out five decimal places. For purposes of illustration only, assuming there were 6,020,000 shares of Encore Common Stock outstanding on the Closing Date and the Trailing Trading Price were $3.00, each share of Encore Common Stock would be converted into the right to receive .33220 shares of EZConnect Preferred Stock ($6,000,000 divided by $3 = 2,000,000; 2,000,000 divided by 6,020,000 = .33220). The
"Trailing Trading Price" shall be the average of the Closing Price for EZConnect common stock on each of the five consecutive trading days occurring immediately prior to the date of execution of this Agreement; provided, that in no event shall the Trailing Trading Price be less than $2.40 or greater than $3.00. The Closing Price shall be the average of the closing inside bid and asked quotations for EZConnect common stock as quoted on the OTC Bulletin Board on the date in question.

The cash payment to which each share of Encore Common Stock outstanding immediately prior to the Effective Time is entitled shall be calculated by dividing $250,000 by [6,020,000] (the number of Encore shares outstanding on the Closing Date excluding any shares held by EZConnect).

(b) Earn-out Provisions. The shares of EZConnect Preferred Stock to be delivered to Tod M. Turley and Kevin Hamilton pursuant to subparagraph (a) above, shall be placed in escrow with a mutually acceptable escrow agent and shall be released from escrow based on the performance criteria set forth below. One-half the shares placed in escrow shall be "earned-out" based on Encore achieving a minimum number of subscribers (the "Subscriber Base Shares") and one-half of the shares placed in escrow shall be "earned-out" based on the continued active involvement of Messrs. Turley and Hamilton with the growth and development of Encore (the "Continued Growth Shares"). The Subscriber Base Shares and the Continued Growth Shares shall be released from escrow as follows:

     (i) the Subscriber Base Shares shall be released to Messrs. Turley and Hamilton (in equal amounts) at such time as Encore has achieved a subscriber base of 15,000 active mobile identification numbers ("MINS"), which MINS were acquired in the ordinary course of Encore's business consistent with past practice; it being understood that the Encore shareholders shall not be given credit for any MINS acquired at a margin significantly lower, or a cost significantly higher, than the market conditions prevailing at the time any such MINS were acquired; provided, that except as provided below, if Encore has not achieved 15,000 such MINS by February 28, 2000: (x) the escrow shall terminate with respect to the Subscriber Base Shares and Messrs. Turley and Hamilton shall receive an aggregate number of Subscriber Base Shares (divided between them in equal amounts) calculated by multiplying the number of Subscriber Base Shares held in escrow by a fraction, the numerator of which is the number of such MINS on February 28, 2000 and the denominator of which is 15,000, and (y) the balance of the Subscriber Base Shares shall be cancelled and returned to the status of authorized and unissued shares. In the Event the Audit Completion Date does not occur thirty (30) days after the Audit Start Date, the February 28, 2000 deadline for the earn-out of the Subscriber Base Shares shall be extended by one day for each day that the Audit Completion Date occurs more than thirty days from the Audit Start Date. In addition, in the event Encore is unable to operate its business in the ordinary course due to war, invasion, hostilities, riots, rebellion,

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insurrection, seizure, confiscation by order of any government or public authority, or any event of similar magnitude that is beyond the control of Encore, the February 28, 2000 deadline for the earn-out of the Subscriber Base Shares shall be extended for a number of days equal to the number of days Encore is prevented operating its business due to the occurrence of such event.

     (ii) the Continued Growth Shares shall be released to Messrs. Turley and Hamilton as follows: (x) one-half of the Continued Growth shares shall be released to Messrs. Turley and Hamilton (in equal amounts) on that date which is one year from the Closing Date; and (y) one-twelfth of the Continued Growth Shares remaining in escrow after delivery of the shares contemplated by subparagraph (x) shall be released to Messrs. Turley and Hamilton (in equal amounts) on the last day of each of the twelve calendar months occurring after the first anniversary of the Closing Date; in each case subject to forfeiture based on the following described events. If either Mr. Turley or Mr. Hamilton should voluntarily terminate his employment with EZConnect, or if EZConnect should terminate either of such persons employment as a result of a material breach by such persons of the terms of their respective employment agreements, all shares held in escrow for the person whose employment is terminated, on the date such employment is terminated, shall be cancelled and returned to the
status of authorized and unissued shares.   If the employment of either Mr.
Turley or Mr. Hamilton should be terminated under circumstances giving rise to the cancellation of the shares held for him in escrow, the shares remaining in escrow shall be released to the person whose employment is continuing in accordance with the above schedule.

(c) Designation of EZConnect Preferred Stock. Prior to the Closing Date, the board of directors of EZConnect shall take all actions required to establish and authorize the issuance of the EZConnect Preferred Stock and shall cause to be filed with the Nevada Secretary of State a designation of rights, privileges and preferences with respect to the EZConnect Preferred Stock. The EZConnect Preferred Stock shall have rights, privileges and preferences substantially identical to those set forth in Exhibit "A" attached hereto and incorporated herein by reference.

(d) Exchange Procedures. Except as otherwise provided herein, commencing immediately after the Effective Time, each certificate which, immediately prior to the Effective Time, represented issued and outstanding shares of Encore Common Stock shall evidence the right to receive the cash payment and the number of whole shares of EZConnect Common Stock on the basis set forth in paragraph (a) above. Upon the surrender by the holders of Encore Common Stock to the transfer agent and registrar of EZConnect of the stock certificate or certificates of Encore, together with the investment representation letter described in Section 5.09(c) and all other documents and materials reasonably required by such transfer agent to be delivered in connection therewith, the holders of the Encore Common Stock shall be entitled to receive a certificate or certificates representing the number of whole shares of EZConnect Preferred Stock to which they are entitled. No scrip or fractional share certificates for EZConnect Preferred Stock will be issued and any fractional share shall be rounded to the nearest whole share.

(e) Cancellation of Excluded Shares. At the Effective Time, each Excluded Share, by virtue of the Merger and without any action on the part of the holder thereof, shall cease to be outstanding, shall be canceled and retired,

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and no shares of stock or other securities of EZConnect or the Surviving
Corporation shall be issuable, and no payment or other consideration shall be made or paid, with respect thereto.

(f)Conversion of Common Stock of Merger Sub. At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall, without any action on the part of EZConnect, forthwith cease to exist and be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(g)Certain Adjustments. If between the date of this Agreement and the Effective Time, the outstanding shares of EZConnect Common Stock or Encore Common Stock shall be changed into a different number of shares by reason of any stock split, combination of shares, or if any dividend payable in stock shall be declared thereon with a record date within such period, the Exchange Ratio shall be appropriately adjusted to provide the holders of Encore Shares the same economic effect as contemplated by this Agreement prior to such event.

                                   ARTICLE II
              REPRESENTATIONS, COVENANTS, AND WARRANTIES OF ENCORE

Except as set forth in the corresponding sections or subsections of the disclosure schedules, dated the date hereof, delivered by Encore to EZConnect (the Encore Disclosure Schedules), Encore hereby represents and warrants to EZConnect as follows:

Section 2.01 Organization.

(a)Encore is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Each of the Subsidiaries of Encore is a corporation or other business entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and each of Encore and its Subsidiaries has the requisite corporate or other organizational power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, in each case except as would not, individually or in the aggregate, reasonably be expected to have an Encore Material Adverse Effect.

(b)All of the outstanding shares of capital stock and other equity securities of the Subsidiaries of Encore have been validly issued and are fully paid and nonassessable, and are owned, directly or indirectly, by Encore, free and clear of all pledges and security interests. All outstanding shares of capital stock and other equity interests of each Subsidiary of Encore owned directly or indirectly by Encore are free and clear of all liens, claims or encumbrances. There are no subscriptions, options, warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) entitling any Person to purchase or otherwise acquire from Encore or any of its Subsidiaries at any time, or upon the happening of any stated event, any shares of capital stock, membership

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interest or other equity securities of any of the Subsidiaries of Encore.  The
Encore Disclosure Schedules list the name and jurisdiction of incorporation or organization of each of the Subsidiaries of Encore.

(c) Except for interests in its Subsidiaries, neither Encore nor any of its Subsidiaries owns directly or indirectly any material equity interest in any Person or has any obligation or has made any commitment to acquire any such interest or make any such investment.

Section 2.02 Certificate of Incorporation and Bylaws. Encore has furnished, or otherwise made available, to Encore a complete and correct copy of the articles of incorporation and bylaws, as amended to the date of this Agreement, of Encore. Such articles of incorporation and bylaws are in full force and effect. Encore is not in violation of any of the provisions of its articles of incorporation or bylaws.

Section 2.03 Capitalization. The authorized capitalization of Encore consists of 50,000,000 shares of Common Stock, no par value (the "Encore Common Stock"), of which 6,000,000 shares are issued and outstanding, and 10,000,000 shares of preferred stock, no par value, of which 20,000 shares are issued and outstanding. All issued and outstanding shares of Encore are legally issued, fully paid, nonassessable, and free of preemptive rights. There are no dividends or other amounts due or payable with respect to any of the shares of capital stock of Encore. On the Closing Date, there shall be 6,020,000 shares of Encore Common Stock, and no shares of Encore preferred stock, issued and outstanding, except for any shares with respect to which dissenters' rights have been exercised.

Section 2.04 Power and Authority; Authorization; Valid & Binding. Encore has the necessary corporate power and authority to enter into and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby, except that the Merger is subject to the adoption and approval of this Agreement and the Merger by Encore's stockholders as required by the California Corporations Code ("CCC"). The execution and delivery of this Agreement by Encore, the performance by it of its obligations hereunder and the consummation by Encore of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Encore (other than with respect to the Merger, the adoption and approval of this Agreement and the Merger by its stockholders as required by the CCC). This Agreement has been duly executed and delivered by Encore and, assuming the due authorization, execution and delivery by EZConnect and Merger Sub, constitutes a legal, valid and binding obligation of Encore enforceable against it in accordance with the terms hereof or thereof, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 2.05 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Encore does not, and the performance by Encore of its obligations hereunder and thereunder and the consummation by Encore of the transactions contemplated hereby, and thereby will not,
(i) violate or conflict with the articles of incorporation, or bylaws of Encore, (ii) subject to obtaining or making the notices, reports, filings,

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waivers, consents, approvals or authorizations referred to in paragraph (b)
below, conflict with or violate any law, regulation, court order, judgment or decree applicable to Encore or any of its Subsidiaries or by which any of their respective property is bound or affected, (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, cancellation, vesting, modification, alteration or acceleration of any obligation under, result in the creation of a lien, claim or encumbrance on any of the properties or assets of Encore or any of its Subsidiaries pursuant to, result in the loss of any material benefit under (including an increase in the price paid by, or cost to, Encore or any of its Subsidiaries), require the consent of any other party to, or result in any obligation of the part of Encore or any of its Subsidiaries to repurchase (with respect to a bond or a note), any agreement, contract, instrument, bond, note, indenture, permit, license or franchise to which Encore or any of its Subsidiaries is a party or by which Encore, any of its Subsidiaries or any of their respective property is bound or affected, except, in the case of clauses (ii) and (iii) above, as would not, individually or in the aggregate, reasonably be expected to have an Encore Material Adverse Effect. The Encore Disclosure Schedules describe Encore's obligation to offer Sprint the right of first refusal to purchase Encore.

(b) Except for the filing of articles of merger with respect to the Merger as required by the NRS and the CCC, filings with the SEC under the Securities Act and the Exchange Act, any filings required pursuant to any state securities or "blue sky" laws, and any applicable Environmental Laws (as defined herein) governing the transfer of any interest in real property or of business operations (including without limitation transfer acts, notifications, and deed restrictions), neither Encore nor any of its Subsidiaries is required to submit any notice, report or other filing with any Governmental Entity (defined below) in connection with the execution, delivery, performance or consummation of this Agreement or the Merger except for such notices, reports or filings that, if not made, would not, individually or in the aggregate, reasonably be expected to have an Encore Material Adverse Effect. Except as set forth in the immediately preceding sentence, no waiver, consent, approval or authorization of any governmental or regulatory authority, court, agency, commission or other governmental entity or any securities exchange or other self-regulatory body, domestic or foreign ("Governmental Entity "), is required to be obtained by Encore or any of its Subsidiaries in connection with its execution, delivery, performance or consummation of this Agreement or the transactions contemplated hereby except for such waivers, consents, approvals or authorizations that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have, an Encore Material Adverse Effect.

Section 2.06 Financial Statements. (a) As provided in Section 1.01, Encore shall deliver to EZConnect the Unaudited Financial Statements two days prior to the Audit Start Date. As provided in Sections 1.01 and 5.03, the Audited Financial Statements shall be delivered to EZConnect as soon as practicable following the execution of this Agreement. The following representations shall be deemed to apply to the Unaudited Financial Statements at the time they are delivered to EZConnect.

(b) The balance sheet included in the Unaudited Financial Statements (the "Unaudited Balance Sheet") has been prepared in accordance with generally accepted accounting principles. The Unaudited Balance Sheet presents fairly as of its date the financial condition of Encore. Encore did not have, as of the date of the Unaudited Balance Sheet, except as and to the extent reflected or reserved against therein, any liabilities or obligations (absolute or contingent) which should be reflected in a balance sheet or the notes thereto, prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of Encore in accordance with generally accepted accounting principles. The statements of operations, stockholders' equity, and cash flows included in the Unaudited Financial Statements reflect fairly the information required to be set forth therein by generally accepted accounting principles.

(c)Encore has no liabilities with respect to the payment of any federal, state, county, local or other taxes (including any deficiencies, interest, or penalties), except for taxes accrued but not yet due and payable.

(d)Except as and to the extent disclosed in the Unaudited Balance Sheet, Encore has no material contingent liabilities, direct or indirect, matured or unmatured.

(e) Encore has filed or will have filed as of the Closing Date all Tax Returns required to be filed by it from inception to the Closing Date and has paid all Taxes shown on such Tax Returns to be due and has provided adequate accruals in the Unaudited Balance Sheet for any Taxes that have not been paid. All such Tax Returns are accurate and correct in all material respects. Neither Encore nor its Subsidiaries has any liabilities with respect to the payment of any federal, state, county, local, or other Taxes (including any deficiencies, interest, or penalties) accrued for or applicable to the period ended on the date of the Unaudited Balance Sheet, except to the extent reflected on the Unaudited Balance Sheet and adequately provided for, and all such dates and years and periods prior thereto and for which Encore or its Subsidiaries may at said date have been liable in its own right or as transferee of the assets of, or as successor to, any other corporation or entity, except for taxes accrued but not yet due and payable, and no deficiency assessment or proposed adjustment of any such Tax Return is pending, proposed or contemplated. None of such Tax Returns has been examined or is currently being examined by the Internal Revenue Service, and no deficiency assessment or proposed adjustment of any such return is pending, proposed or contemplated. There are no tax liens upon any of the assets of Encore or its Subsidiaries. As used herein, "Taxes" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign As used herein, "Tax Return" shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

Section 2.07 Options or Warrants. Except as set forth in the Encore Disclosure Schedules, there are no existing options, warrants, calls, rights, agreements or commitments of any character relating to the authorized and unissued capital stock or other securities of Encore or its Subsidiaries to which it or any of its Subsidiaries is a party or by which it or any of its

Subsidiaries is bound obligating it (a) to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock, or (b) to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Encore has not adopted any employee or director stock option plans. On the Closing Date any options, warrants or similar rights described in the Encore Disclosure Schedules in response to this section shall have been converted to Encore Common Stock (through exercise or otherwise) or terminated.

Section 2.08 Absence of Certain Changes or Events. Since June 30, 2000 (the "Balance Sheet Date"):

(a)Encore has conducted its business in the ordinary and usual course and there has not been (i) any change, event or condition in the business, operations, properties, level of inventory, assets, or condition of Encore or
(ii) any damage, destruction, or loss to Encore (whether or not covered by insurance) that has resulted in or might reasonably be expected to result in an Encore Material Adverse Effect;

(b)Neither Encore nor its Subsidiaries have (i) amended their respective articles of incorporation or bylaws; (ii) declared, set aside, or made, or agreed to declare, set aside or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of their capital stock; (iii) waived any rights of value which in the aggregate are extraordinary or material considering the business of Encore and its Subsidiaries; (iv) made any material change in their methods of management, operation, or accounting; (v) entered into any other material transactions;
(vi) made any accrual or arrangement for or payment of any severance or termination pay to any present or former officer, director or employee; (vii) increased the rate of compensation payable or to become payable by it to any of their respective officers or directors or any of their respective employees whose monthly compensation exceeds $5,000; or (viii) made any increase in any profit-sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with their officers, directors, or employees;

 (c)Encore has not (i) granted or agreed to grant any options, warrants, calls, commitments or other rights for its capital stock or other equity interests calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid any material obligation or liability (absolute or contingent) other than current liabilities reflected on or shown on the Unaudited Balance Sheet and current liabilities incurred since that date in the ordinary course of business; (iv) sold or transferred, or agreed to sell or transfer, any of its respective assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $10,000) or canceled, or agreed to cancel, any debts or claims (except debts and claims which in the aggregate are of a value of less than $10,000); (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of Encore and its Subsidiaries; (vi) issued, delivered, or agreed to issue or deliver any capital stock, bonds, member interests or other equity interests or securities including debentures (whether authorized and unissued or held as treasury stock); or (vii) entered into, amended, modified or changed any Encore Affiliate Transaction (as defined in Section 2.19) or paid, discharged, released, waived, transferred, assigned, canceled or terminated any rights, duties, liabilities or obligations under any Encore Affiliate Transaction.

(d) Neither Encore nor its Subsidiaries has, to the best knowledge of Encore, become subject to any law or regulation, which materially and adversely affects, or in the future may adversely affect, the business, operations, properties, assets, or condition of Encore and its Subsidiaries.

Section 2.09Title and Related Matters. Encore and its Subsidiaries have good and marketable title to all of their respective properties, tangible and intangible, real or personal, inventory, interests in properties, and assets, which are reflected in the Unaudited Balance Sheet and all such properties, inventory, interests and assets acquired after that date (the "Encore Assets")(except those sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all mortgages, security interests, royalties, liens, pledges, charges, or encumbrances, except (i) statutory liens or claims not yet delinquent; and (ii) such imperfections of title and easements as do not, and will not, materially detract from, or interfere with, the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties.

Section 2.10 Litigation and Proceedings. There are no actions, suits, or administrative or other proceedings pending or, to the knowledge of Encore, threatened by or against it or its Subsidiaries or affecting Encore or its Subsidiaries or their respective properties or any of their respective officers, directors or Affiliates, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. Encore does not have any knowledge of any default on the part of it or its Subsidiaries with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality. There is no judgment, decree or order against Encore or any of its subsidiaries that could prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have an Encore Material Adverse Effect.

Section 2.11 Contracts. Except as included or described in the Encore Disclosure Schedules:

(a)There are no material contracts, agreements, franchises, license agreements, or other commitments to which Encore or its Subsidiaries are parties or by which it or its Subsidiaries or the properties of it or is Subsidiaries are bound;

 (b)All contracts, agreements, franchises, license agreements, and other commitments to which Encore and its Subsidiaries are parties or by which their respective properties are bound and which are material to the operations or financial condition of Encore and its Subsidiaries are valid and enforceable by Encore or its Subsidiaries, as applicable, in all material respects;

 (c) Encore and its Subsidiaries are not parties to or bound by, and their respective properties are not subject to, any material contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award which materially and adversely affects, or in the future may (as far as Encore can now foresee) materially and adversely affect, the business, operations, properties, assets, or condition of Encore and its Subsidiaries; and

(d)Neither Encore nor its Subsidiaries is a party to any oral or written

    (i) contract for the employment of any officer, director, or employee which is not terminable on 30 days (or less) notice;

    (ii) profit-sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, agreement, or arrangement whether or not covered by Title IV of the Employment Retirement Income Security Act, as amended;

    (iii) agreement, contract, or indenture relating to the borrowing of money;

    (iv) guarantee of any obligation, other than one on which Encore is a primary obligor, for the borrowing of money or otherwise, excluding endorsements made for collection and other guarantees of obligations, which, in the aggregate do not exceed $10,000;

    (v) consulting or other similar contract with an unexpired term or more than one year or providing for payments in excess of $10,000 in the aggregate;

    (vi)  collective bargaining agreement;

    (vii) agreement with any present or former officer or director of Encore or its subsidiaries; or

    (viii) contract, agreement, or other commitment involving payments by it of more than $10,000 in the aggregate.

Section 2.12 Material Contract Defaults. Neither Encore nor any of its Subsidiaries is in default under the terms of any outstanding contract, agreement, lease, or other commitment which would result in an Encore Material Adverse Effect, and there is no event of default or other event which, with notice or lapse of time or both, would constitute a default in any material respect under any such contract, agreement, lease, or other commitment in respect of which Encore or its Subsidiaries, as the case may be, has not taken adequate steps to prevent such a default from occurring.

Section 2.13 Intellectual Property. All patents, patent applications, trademarks, trade secrets, know-how, software and technical data (collectively "Intellectual Property") owned by Encore and its Subsidiaries constitutes all of the intellectual property, whether or not owned by Encore or its Subsidiaries used by them to any material extent in the conduct of the business in which they or any of them are presently engaged. None of such Intellectual Property has been assigned, transferred or licensed to or from any third party and the validity or enforceability of such Intellectual Property as used in the conduct of such business has not been challenged by others in any proceeding or dispute about which any of them has received written notice in writing, nor is there any pending or, to the best knowledge of any of them, threatened litigation or proceeding challenging any of their right to use any such Intellectual Property. The consummation of the transactions contemplated by this Agreement will not adversely affect their rights to the Intellectual Property.

Section 2.14 Real Estate. The Encore Disclosure Schedules set forth a list and summary description of all leases, subleases or other agreements (the "Leases") under which Encore and any of its Subsidiaries hold, as lessor, sublessor, landlord, lessee, sublessee, renter or otherwise any real property and all other interests in real property as the case may be. Unless otherwise indicated in the Encore Disclosure Schedules, the Leases are in full force and effect and neither Encore nor any of its Subsidiaries has any knowledge of any event of default thereunder. The Leases under which Encore and its Subsidiaries are lessees are subject to no material lien, claim, charge or other encumbrance.

Section 2.15 Governmental Authorizations. Encore and its Subsidiaries have obtained all licenses, franchises, permits, and other governmental authorizations that are legally required to enable them to conduct their businesses in all material respects as conducted on the date of this Agreement. Except for the satisfaction of requirements of federal and state securities and corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by Encore or its Subsidiaries of this Agreement and the consummation by Encore and its Subsidiaries of the transactions contemplated hereby.

Section 2.16 Compliance With Laws and Regulations. Encore and its Subsidiaries have complied with and are not in violation of and have not received any notices of violation with respect to any applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not constitute an Encore Material Adverse Effect. .

Section 2.17 Insurance. Encore and each of its Subsidiaries have policies of insurance and bonds of the type and in the amounts customarily carried by persons conducting businesses or owning assets similar to those of Encore and its Subsidiaries. All of the insurable properties of Encore and its Subsidiaries are insured for full replacement value (subject to reasonable deductibles) against losses due to fire and other casualty, with extended coverage, and other risks customarily insured against by persons operating similar properties in the localities where such properties are located and under valid and enforceable policies issued by insurers of recognized responsibility. Such policy or policies containing substantially equivalent coverage will be outstanding and in full force at the Closing Date, as hereinafter defined. There is no material claim pending under any of the policies or bonds referenced in this Section as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Encore and its Subsidiaries are otherwise in material compliance with the terms of such policies and bonds. Encore has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

Section 2.18 Employee Relations. Encore and its Subsidiaries have complied in all material respects with all applicable laws, rules, and regulations that relate to salaries, wages, hours, harassment, disabled access, overtime compensation, employee privacy rights, occupational health and safety and discrimination in employment and collective bargaining and to the operation of its business and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. Encore believes that the relations of Encore and its Subsidiaries with their employees are satisfactory.

Section 2.19Encore Affiliate Transactions. There are no accrued liabilities owed to any officer or director of Encore or its Subsidiaries, and neither Encore nor any of its Subsidiaries is indebted to any director, officer, employee, agent or Affiliate of Encore or any of its Subsidiaries, and no such person is indebted to Encore or any of its subsidiaries, and there have been no other transactions of the type required to be disclosed pursuant to items 402 and 404 of Regulation S-K under the Securities Act and the Exchange Act since June 30, 2000 (the foregoing being referred to herein as "Encore Affiliate Transactions").

Section 2.20 Minute Books. The minute books of Encore and its Subsidiaries made available to Encore contain a complete and accurate summary of all meetings of directors and stockholders or actions by written consent from its inception through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

Section 2.21Brokers' and Finders' Fees. Encore has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

                                  ARTICLE II
         REPRESENTATIONS, COVENANTS, AND WARRANTIES OF EZCONNECT

Except as set forth in the corresponding sections or subsections of the disclosure schedules, dated the date hereof, delivered by EZConnect and Merger Sub to Encore (the EZConnect Disclosure Schedules), EZConnect and Merger Sub hereby jointly and severally represent and warrant to Encore as follows:

Section 3.01     Organization.

(a)EZConnect is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Each of the Subsidiaries of EZConnect is a corporation or other business entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and each of EZConnect and its Subsidiaries has the requisite corporate or other organizational power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, in each case except as would not, individually or in the aggregate, reasonably be expected to have an EZConnect Material Adverse Effect.

(b)All of the outstanding shares of capital stock and other equity securities of the Subsidiaries of EZConnect have been validly issued and are fully paid and nonassessable, and are owned, directly or indirectly, by EZConnect, free and clear of all pledges and security interests. All outstanding shares of capital stock and other equity interests of each Subsidiary of EZConnect owned directly or indirectly by EZConnect are free and clear of all liens, claims or encumbrances. There are no subscriptions, options, warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) entitling any Person to purchase or otherwise acquire from EZConnect or any of its Subsidiaries at any time, or upon the happening of any stated event, any shares of capital stock, membership interest or other equity securities of any of the Subsidiaries of EZConnect. The EZConnect Disclosure Schedules list the name and jurisdiction of incorporation or organization of each of the Subsidiaries of EZConnect.

(c)Except for interests in its Subsidiaries, neither EZConnect nor any of its Subsidiaries owns directly or indirectly any material equity interest in any Person or has any obligation or has made any commitment to acquire any such interest or make any such investment.

Section 3.02Certificate of Incorporation and Bylaws. EZConnect has furnished, or otherwise made available, to Encore a complete and correct copy of the articles of incorporation and bylaws, as amended to the date of this Agreement, of EZConnect. Such articles of incorporation and bylaws are in full force and effect. EZConnect is not in violation of any of the provisions of its articles of incorporation or bylaws.

Section 3.03 Capitalization. The authorized capitalization of EZConnect consists of 50,000,000 shares of Common Stock, $0.001 par value (the "EZConnect Common Stock"), of which 8,680,657 shares are issued and outstanding, and 5,000,000 shares of preferred stock, $0.001 par value, none of which is issued and outstanding. All issued and outstanding shares of EZConnect are legally issued, fully paid, nonassessable, and free of preemptive rights. There are no dividends or other amounts due or payable with respect to any of the shares of capital stock of EZConnect. Prior to closing, the capitalization of EZConnect will change as the result of the issuance of equity and/or debt securities for the purpose of funding the obligations of EZConnect under this Agreement.

Section 3.04Power and Authority; Authorization; Valid & Binding. Each of EZConnect and Merger Sub has the necessary corporate power and authority to deliver this Agreement, to perform its obligations hereunder, as applicable, and to consummate the transactions contemplated hereby, as applicable. The execution and delivery by each of EZConnect and Merger Sub of this Agreement, the performance by it of its obligations hereunder and thereunder, as applicable, and the consummation by EZConnect of the transactions contemplated hereby and thereby, as applicable, have been duly authorized by all necessary corporate action on the part of EZConnect. This Agreement has been duly executed and delivered by EZConnect and Merger Sub and, assuming the due authorization, execution and delivery by Encore, constitutes a legal, valid and binding obligation of EZConnect and Merger Sub enforceable against such parties in accordance with the terms hereof or thereof, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.05 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by each of EZConnect and Merger Sub does not, and the performance by EZConnect of its obligations hereunder and thereunder and the consummation by EZConnect of the transactions contemplated hereby and thereby will not, (i) violate or conflict with the articles of incorporation or bylaws of EZConnect (ii) subject to obtaining or making the notices, reports, filings, waivers, consents, approvals or authorizations referred to in paragraph (b) below, conflict with or violate any law, regulation, court order, judgment or decree applicable to EZConnect or any of its Subsidiaries or by which any of their respective property is bound or affected,
(iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, cancellation, vesting, modification, alteration or acceleration of any obligation under, result in the creation of a lien, claim or encumbrance on any of the properties or assets of EZConnect or any of its Subsidiaries pursuant to, result in the loss of any material benefit under (including an increase in the price paid by, or cost to, EZConnect or any of its Subsidiaries), require the consent of any other party to, or result in any obligation on the part of EZConnect or any of its Subsidiaries to repurchase (with respect to a bond or a note), any agreement, contract, instrument, bond, note, indenture, permit, license or franchise to which EZConnect or any of its Subsidiaries is a party or by which EZConnect, any of its Subsidiaries or any of their respective property is bound or affected, except, in the case of clauses (ii) and (iii) above, as would not, individually or in the aggregate, reasonably be expected to have an EZConnect Material Adverse Effect.

(b)Except for the filing of articles of merger with respect to the Merger as required by the NRS, filings with the SEC under the Securities Act and the Exchange Act, any filings required pursuant to any state securities or "blue sky" laws, or any applicable Environmental Laws (as defined herein) governing the transfer of any interest in real property or of business operations (including without limitation transfer acts, notifications, and deed restrictions), neither EZConnect nor any of its Subsidiaries (including Merger
Sub) is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery, performance or consummation of this Agreement or the Merger except for such notices, reports or filings, that, if not made, would not, individually or in the aggregate, reasonably be expected to have an EZConnect Material Adverse Effect. Except as set forth in the immediately preceding sentence, no waiver, consent, approval or authorization of any Governmental Entity is required to be obtained by EZConnect or any of its Subsidiaries (including Merger Sub) in connection with its execution, delivery, performance or consummation of this Agreement or the transactions contemplated hereby and thereby except for such waivers, consents, approvals or authorizations that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have an EZConnect Material Adverse Effect.

Section 3.06 SEC Reports; Financial Statements. (a) EZConnect has filed all forms, reports and documents (including all Exhibits, Schedules and

 Annexes thereto) required to be filed by it with the SEC since it became subject to the reporting requirements of section 13 or 15(d) of the Exchange Act, including any amendments or supplements thereto (collectively, including any such forms, reports and documents filed after the date hereof, the "EZConnect SEC Reports "), and, with respect to the EZConnect SEC Reports filed by EZConnect after the date hereof and prior to the Closing Date, will deliver or make available, to Encore all of its EZConnect SEC Reports in the form filed with the SEC. The EZConnect SEC Reports (i) were (and any EZConnect SEC Reports filed after the date hereof will be) in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) as of their respective filing dates, did not (and any EZConnect SEC Reports filed after the date hereof will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. On the Closing Date, EZConnect shall be current in the filing of the EZConnect SEC Reports.

(b)The financial statements, including all related notes and schedules, contained in the EZConnect SEC Reports (or incorporated therein by reference) (the "Financial Statements") fairly present in all material respects (or, with respect to financial statements contained in the EZConnect SEC Reports filed after the date hereof, will fairly present in all material respects) the consolidated financial position of EZConnect and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations, retained earnings and cash flows of EZConnect and its consolidated subsidiaries for the respective periods indicated, in each case in accordance with GAAP applied on a consistent basis throughout the periods involved (except for changes in accounting principles disclosed in the notes thereto) and the rules and regulations of the SEC, except that interim financial statements are subject to normal year-end adjustments which are not and are not expected to be, individually or in the aggregate, material in amount and do not include certain notes which may be required by GAAP but which are not required by Form 10-QSB of the SEC.

(c)EZConnect has filed or will have filed as of the Closing Date all Tax Returns required to be filed by it from January 1, 1998 to the Closing Date and has paid all Taxes shown on such Tax Returns to be due and has provided adequate accruals in the Financial Statements for any Taxes that have not been paid. All such Tax Returns are accurate and correct in all material respects. Neither EZConnect nor its Subsidiaries has any liabilities with respect to the payment of any federal, state, county, local, or other Taxes (including any deficiencies, interest, or penalties) accrued for or applicable to the period ended on the date of the most recent unaudited consolidated balance sheet of EZConnect included in its Report on Form 10-QSB for the quarter ended March 31, 2000, except to the extent reflected on such balance sheet and adequately provided for, and all such dates and years and periods prior thereto and for which EZConnect or its subsidiaries may at said date have been liable in its own right or as transferee of the assets of, or as successor to, any other corporation or entity, except for taxes accrued but not yet due and payable, and no deficiency assessment or proposed adjustment of any such Tax Return is pending, proposed or contemplated. None of such Tax Returns has been examined or is currently being examined by the Internal Revenue Service, and no deficiency assessment or proposed adjustment of any such return is pending, proposed or contemplated. There are no tax liens upon any of the assets of EZConnect or its Subsidiaries. As used herein, "Taxes" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign As used herein, "Tax Return" shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

Section 3.07 Options or Warrants. Except as set forth in the EZConnect Disclosure Schedules, there are no existing options, warrants, calls, rights, agreements or commitments of any character relating to the authorized and unissued capital stock of EZConnect to which it is a party or by which it is bound obligating it (a) to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock, or (b) to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except as set forth in the EZConnect Disclosure Schedules, EZConnect has not adopted any employee or director stock option plans.

Section 3.08 Absence of Certain Changes or Events. Since March 31, 2000 (the "Balance Sheet Date"):

(a)EZConnect has conducted its business in the ordinary course and there has not been (i) any change, event or condition in the business, operations, properties, level of inventory, assets, or condition of EZConnect or (ii) any damage, destruction, or loss to EZConnect (whether or not covered by insurance) that has resulted in or might reasonably be expected to result in an EZConnect Material Adverse Effect;

(b)Neither EZConnect nor its Subsidiaries have (i) amended their respective articles of incorporation or bylaws; (ii) declared, set aside, or made, or agreed to declare, set aside or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of their capital stock; (iii) waived any rights of value which in the aggregate are extraordinary or material considering the business of EZConnect and its Subsidiaries; (iv) made any material change in their methods of management, operation, or accounting; (v) entered into any other material transactions;
(vi) made any accrual or arrangement for or payment of any severance or termination pay to any present or former officer, director or employee; (vii) increased the rate of compensation payable or to become payable by it to any of their respective officers or directors or any of their respective employees whose monthly compensation exceeds $5,000; or (viii) made any increase in any profit-sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with their officers, directors, or employees;

(c)EZConnect has not (i) granted or agreed to grant any options, warrants, calls, commitments or other rights for its capital stock or other equity interests calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid any material obligation or liability (absolute or contingent) other than current liabilities reflected on or shown on the March 31, 2000 balance sheet and current liabilities incurred since that date in the ordinary course of business; (iv) sold or transferred, or agreed to sell or transfer, any of its respective assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $10,000) or canceled, or agreed to cancel, any debts or claims (except debts and claims which in the aggregate are of a value of less than $10,000); (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of EZConnect and its Subsidiaries; (vi) issued, delivered, or agreed to issue or deliver any capital stock, bonds, member interests or other equity interests or securities including debentures (whether authorized and unissued or held as treasury stock); or (vii) entered into, amended, modified or changed any EZConnect Affiliate Transaction (as defined in Section 3.19) or paid, discharged, released, waived, transferred, assigned, canceled or terminated any rights, duties, liabilities or obligations under any EZConnect Affiliate Transaction.

 (d)Neither EZConnect nor its Subsidiaries has, to the best knowledge of EZConnect, become subject to any law or regulation, which materially and adversely affects, or in the future may adversely affect, the business, operations, properties, assets, or condition of EZConnect and its Subsidiaries.

Section 3.09 Title and Related Matters. EZConnect and its Subsidiaries have good and marketable title to all of their respective properties, tangible and intangible, real or personal, inventory, interests in properties, and assets, which are reflected in the consolidated balance sheet contained in the Financial Statements as of the Balance Sheet Date and all such properties, inventory, interests and assets acquired after that date (the "EZConnect Assets")(except those sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all mortgages, security interests, royalties, liens, pledges, charges, or encumbrances, except (i) statutory liens or claims not yet delinquent; and (ii) such imperfections of title and easements as do not, and will not, materially detract from, or interfere with, the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties.

Section 3.10 Litigation and Proceedings. There are no actions, suits, or administrative or other proceedings pending or, to the knowledge of EZConnect, threatened by or against it or its Subsidiaries or affecting EZConnect or its Subsidiaries or their respective properties or any of their respective officers, directors or Affiliates, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. EZConnect does not have any knowledge of any default on the part of it or its Subsidiaries with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality. There is no judgment, decree or order against EZConnect or any of its subsidiaries that could prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have an EZConnect Material Adverse Effect.

Section 3.11Contracts. Except as included or described in the EZConnect Disclosure Schedules:

(a)There are no material contracts, agreements, franchises, license agreements, or other commitments to which EZConnect or its Subsidiaries are parties or by which it or its Subsidiaries or the properties of it or is Subsidiaries are bound;

 (b)All contracts, agreements, franchises, license agreements, and other commitments to which EZConnect and its Subsidiaries are parties or by which their respective properties are bound and which are material to the operations or financial condition of EZConnect and its Subsidiaries are valid and enforceable by EZConnect or its Subsidiaries, as applicable, in all material respects;

 (c)EZConnect and its Subsidiaries are not parties to or bound by, and their respective properties are not subject to, any material contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award which materially and adversely affects, or in the future may (as far as EZConnect can now foresee) materially and adversely affect, the business, operations, properties, assets, or condition of EZConnect and its Subsidiaries; and

(d)Neither EZConnect nor its Subsidiaries is a party to any oral or written

    (i) contract for the employment of any officer, director, or employee which is not terminable on 30 days (or less) notice;

    (ii) profit-sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, agreement, or arrangement whether or not covered by Title IV of the Employment Retirement Income Security Act, as amended;

    (iii) agreement, contract, or indenture relating to the borrowing of money;

    (iv) guarantee of any obligation, other than one on which EZConnect is a primary obligor, for the borrowing of money or otherwise, excluding endorsements made for collection and other guarantees of obligations, which, in the aggregate do not exceed $10,000;

    (v) consulting or other similar contract with an unexpired term or more than one year or providing for payments in excess of $10,000 in the aggregate;


    (vi)  collective bargaining agreement;

    (vii) agreement with any present or former officer or director of EZConnect or its subsidiaries; or

    (viii) contract, agreement, or other commitment involving payments by it of more than $10,000 in the aggregate.

Section 3.12 Material Contract Defaults. Neither EZConnect nor any of its Subsidiaries is in default under the terms of any outstanding contract, agreement, lease, or other commitment which would result in an EZConnect Material Adverse Effect, and there is no event of default or other event which, with notice or lapse of time or both, would constitute a default in any material respect under any such contract, agreement, lease, or other commitment in respect of which EZConnect or its Subsidiaries, as the case may be, has not taken adequate steps to prevent such a default from occurring.

Section 3.13 Intellectual Property. All patents, patent applications, trademarks, trade secrets, know-how, software and technical data (collectively "Intellectual Property") owned by EZConnect and its Subsidiaries constitutes all of the intellectual property, whether or not owned by EZConnect or its Subsidiaries used by them to any material extent in the conduct of the business in which they or any of them are presently engaged. None of such Intellectual Property has been assigned, transferred or licensed to or from any third party and the validity or enforceability of such Intellectual Property as used in the conduct of such business has not been challenged by others in any proceeding or dispute about which any of them has received written notice in writing, nor is there any pending or, to the best knowledge of any of them, threatened litigation or proceeding challenging any of their right to use any such Intellectual Property. The consummation of the transactions contemplated by this Agreement will not adversely affect their rights to the Intellectual Property.

Section 3.14 Real Estate. The EZConnect Disclosure Schedules set forth a list and summary description of all leases, subleases or other agreements (the "Leases") under which EZConnect and any of its Subsidiaries hold, as lessor, sublessor, landlord, lessee, sublessee, renter or otherwise any real property and all other interests in real property as the case may be. Unless otherwise indicated in the EZConnect Disclosure Schedules, the Leases are in full force and effect and neither EZConnect nor any of its Subsidiaries has any knowledge of any event of default thereunder. The Leases under which EZConnect and its Subsidiaries are lessees are subject to no material lien, claim, charge or other encumbrance.

Section 3.15 Governmental Authorizations. EZConnect and its Subsidiaries have obtained all licenses, franchises, permits, and other governmental authorizations that are legally required to enable them to conduct their businesses in all material respects as conducted on the date of this Agreement. Except for the satisfaction of requirements of federal and state securities and corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by EZConnect or its Subsidiaries (including Merger Sub) of this Agreement and the consummation by EZConnect and its Subsidiaries of the transactions contemplated hereby.

Section 3.16 Compliance With Laws and Regulations. EZConnect and its Subsidiaries have complied with and are not in violation of and have not received any notices of violation with respect to any applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not constitute an EZConnect Material Adverse Effect. .

Section 3.17 Insurance. EZConnect and each of its Subsidiaries have policies of insurance and bonds of the type and in the amounts customarily carried by persons conducting businesses or owning assets similar to those of EZConnect and its Subsidiaries. All of the insurable properties of EZConnect and its Subsidiaries are insured for full replacement value (subject to reasonable deductibles) against losses due to fire and other casualty, with extended coverage, and other risks customarily insured against by persons operating similar properties in the localities where such properties are located and under valid and enforceable policies issued by insurers of recognized responsibility. Such policy or policies containing substantially equivalent coverage will be outstanding and in full force at the Closing Date, as hereinafter defined. There is no material claim pending under any of the policies or bonds referenced in this Section as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and EZConnect and its Subsidiaries are otherwise in material compliance with the terms of such policies and bonds. EZConnect has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

Section 3.18 Employee Relations. EZConnect and its Subsidiaries have complied in all material respects with all applicable laws, rules, and regulations that relate to salaries, wages, hours, harassment, disabled access, overtime compensation, employee privacy rights, occupational health and safety and discrimination in employment and collective bargaining and to the operation of its business and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. EZConnect believes that the relations of EZConnect and its Subsidiaries with their employees are satisfactory.

Section 3.19Affiliate Transactions. There are no accrued liabilities owed to any officer or director of EZConnect or its Subsidiaries, and neither EZConnect nor any of its Subsidiaries is indebted to any director, officer, employee, agent or Affiliate of EZConnect or any of its Subsidiaries, and no such person is indebted to EZConnect or any of its subsidiaries, and there have been no other transactions of the type required to be disclosed pursuant to items 402 and 404 of Regulation S-K under the Securities Act and the Exchange Act since March 31, 2000 (the foregoing being referred to herein as "EZConnect Affiliate Transactions").

Section 3.20 Minute Books. The minute books of EZConnect and its Subsidiaries made available to Encore contain a complete and accurate summary of all meetings of directors and stockholders or actions by written consent from January 1, 2000 through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

Section 3.21Brokers' and Finders' Fees. EZConnect has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

                                   ARTICLE IV
                              INTERIM OPERATIONS

Section 4.01     Activities of EZConnect, Merger Sub and Encore.

(a)From and after the date of this Agreement until the Closing Date and except as set forth in the respective Disclosure Schedules to be delivered by EZConnect and Encore pursuant hereto or as permitted or contemplated by this Agreement, EZConnect, Merger Sub and Encore will each:

          (i) carry on their respective businesses in substantially the same manner as it has prior to the negotiation and execution of this Agreement;

         (ii) maintain in full force and effect insurance comparable in amount and scope of coverage to that now maintained by it;

        (iii) perform in all material respects all of their respective obligations under material contracts, leases, and instruments relating to or affecting their respective assets, properties, and businesses;

         (iv) use reasonable best efforts to maintain and preserve their respective business organizations intact, to retain their respective key employees, and to maintain their respective relationships with material suppliers and customers;

          (v) duly and timely file for all taxable periods ending on or prior to the Closing Date all Tax Returns required to be filed by or on behalf of such entity or any of their respective Subsidiaries or for which such entity or any of their respective Subsidiaries may be held responsible and shall pay, or cause to pay, all Taxes required to be shown as due and payable on such returns, as well as all installments of taxes due and payable during the period commencing on the date of this Agreement and ending on the Closing Date. All such Tax Returns shall be prepared in a manner consistent with the preparation of prior years' Tax Returns except as required by law or as agreed to by the parties hereto prior to the filing thereof;

         (vi) withhold from each payment made on or prior to the Closing Date to each employee of such corporation the amount of all taxes required to be withheld therefrom and will pay the same, before becoming delinquent, to the proper tax receiving officers; and

        (vii) fully comply with and perform in all material respects all obligations and duties imposed on it by all federal, state, county and local laws and all rules, regulations, and orders imposed by federal, state, county and local governmental authorities.

 (b)From and after the date of this Agreement until the Closing Date and except as set forth in the respective Disclosure Schedules to be delivered by EZConnect and Encore pursuant hereto or as permitted or contemplated by this Agreement, EZConnect, Merger Sub and Encore shall not without the prior written consent of the other Parties:

          (i)  make any change in its articles of incorporation or bylaws;

         (ii) take any action described in Section 2.08 in the case of Encore and Section 3.08 in the case of EZConnect and Merger Sub, except that EZConnect may issue additional equity or debt securities for the purpose of funding the obligations of EZConnect under this Agreement subject to the limitations set forth in Section 4.04; or

        (iii) enter into or amend any contract, agreement, or other instrument of any of the types described in such party's disclosure schedules except such contracts, agreements or other instruments as are entered into in the regular and ordinary course of a Party's business and that are not material to the financial condition or results of operations of such Party, considered as a whole; or

         (iv) enter into any agreement, waiver, or other arrangement providing for an extension of time with respect to payment by, or assessment against, such entity or any of its Subsidiaries of any tax due and payable with respect to the period commencing on the date of this Agreement and ending on the Closing Date.

Section 4.02 Access to Properties and Records. Encore and EZConnect will afford to the officers and authorized representatives of the other full access to the properties, books, and records of Encore and EZConnect and their respective Subsidiaries and ventures, as the case may be, in order that the other may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other and will furnish the other with such additional financial and operating data and other information as to the business and properties of the other as may from time to time be reasonably requested. Any and all such information shall be considered confidential and proprietary information of the Party providing the information and shall be handled in the manner specified in the confidentiality agreements previously entered into between the Parties.

Section 4.03 Encore Standstill and No-Shop. Encore agrees that from the date of this Agreement until the consummation or termination of the transactions contemplated by this Agreement, Encore shall not enter into any transaction involving the acquisition by any Person of all or any interest in the debt or equity securities or assets of Encore or any of its Subsidiaries, or any transaction involving the acquisition by Encore or its Subsidiaries of any interest in the debt or equity securities or assets of another Person (an "Encore Acquisition Transaction"). Further, Encore shall immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any Persons conducted heretofore by Encore, its Subsidiaries or any of their respective representatives with respect to any proposed, potential or contemplated Encore Acquisition Transaction, and shall not, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) or take any other action to facilitate any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to an Encore Acquisition Transaction.

Section 4.04 Limitation on Transactions by EZConnect. EZConnect agrees that from the date of this Agreement until the consummation or termination of the transactions contemplated by this Agreement, it will not enter into any transaction involving the acquisition by any Person of all or substantially all of the securities or assets of EZConnect or any transaction involving the acquisition by EZConnect of any interest in the securities or assets of another Person which involves the issuance by EZConnect of shares in a number greater than 5% of the EZConnect shares outstanding on the date of this Agreement or the payment of cash in an amount greater than $100,000 (an "EZConnect Acquisition Transaction"), without first submitting the terms and conditions of any such transaction, and copies of the relevant disclosure documents and related materials pertaining thereto, to Encore for its consideration. Encore shall have two (2) business days from the date of its receipt of such submission to advise EZConnect of its acceptance or rejection with respect to any such transaction. In the event Encore has not responded within such two (2) business day period, it shall be deemed to have approved such transaction. In the event Encore approves such transaction, EZConnect may proceed with the transaction on substantially the same terms and conditions as presented to Encore. If Encore disapproves of such transaction, EZConnect may either cease its participation in such transaction or notify Encore within two (2) business days after its receipt of Encore's notice of disapproval of the transaction that it intends to pursue such transaction notwithstanding Encore's disapproval, in which event Encore shall be entitled to terminate this Agreement within two (2) business days after its receipt of EZConnect's notice of intent to proceed with a disapproved transaction. In the event Encore has not responded within such two (2) business day period, it shall be deemed to have waived its right to terminate this Agreement. Except as otherwise provided in this Agreement, If Encore so terminates this Agreement after its receipt of the initial $50,000 payment provided for in
Section 1.01 but prior to its receipt of the $200,000 payment described in
Section 1.01, it shall be entitled to retain the initial $50,000 payment as agreed upon liquidated damages. If Encore so terminates this Agreement after its receipt of the second $50,000 payment provided for in Section 1.01 but prior to its receipt of the remaining $150,000 payment described in Section 1.01, Encore shall be entitled to retain such payments and EZConnect shall be issued 126,582 shares of Encore Common Stock (316,456 x 100,000/250,000). If Encore so terminates this Agreement after its receipt of the total $250,000 payments described in Section 1.01, Encore shall be entitled to retain such payments and EZConnect shall be entitled to retain the equity interest of Encore acquired pursuant to such payments. Notwithstanding the foregoing, nothing is this Section shall prevent EZConnect from issuing additional debt or equity securities to fund its obligations under this Agreement; provided, that EZConnect shall not issue additional equity securities with a value less than the common stock equivalent of $1.00 per share and shall not issue debt securities subject to an annual rate of interest greater than 18%.

Section 4.05 Limit on Encore Business Transactions. Notwithstanding any provision to the contrary contained herein, during the period from the execution of this Agreement until the earlier of the Effective Time or the date of termination of this Agreement, Encore shall not, without the prior written consent of EZConnect, enter into any agency agreement or any other agreement involving total payments of $20,000 or more over the term of such agreement. In addition, Encore shall not, without the prior written consent of EZConnect, take any action that would cause it to exceed the expenditures set forth in the Encore Budget for any period included in the Encore Budget.

                                    ARTICLE V
                               SPECIAL COVENANTS

Section 5.01 Encore Stockholder Approval. Encore shall have obtained approval of the stockholders of Encore, in accordance with the applicable provisions of the laws of the state of Nevada and all applicable federal and state securities laws of the transactions contemplated by this Agreement. Concurrently with the execution of this Agreement, Encore and EZConnect shall enter into a written agreement with each of Tod Turley and Kevin Hamilton, the executive officers and principal shareholders of Encore, pursuant to which such persons agree to vote all shares of Encore Common Stock held by them on the date hereof in favor of the transactions contemplated by this Agreement.

Section 5.02 Information Statement, Meeting of EZConnect Shareholders. As promptly as practicable after the execution of this Agreement, EZConnect shall, if and to the extent required, prepare and file with the SEC, a preliminary information statement including a notice of special or annual meeting of its stockholders and related material (the "Information Statement") relating to the approval by the EZConnect shareholders of the transactions contemplated by this Agreement (the "EZConnect Proposals") and, as promptly as practicable following receipt of SEC comments thereon (or, should no SEC comments be forthcoming or the lapse of the period of time during which SEC comments are required to be furnished, promptly following a determination that no comments are forthcoming or the lapse of such period), EZConnect shall file with the SEC and mail to its stockholders of record a definitive Information Statement relating to such matters. The Information Statement shall set a date of record for all shareholders entitled to vote on the EZConnect Proposals and shall include the recommendation of the Board of Directors of EZConnect in favor of such matters. EZConnect shall promptly after the date hereof take all action necessary in accordance with the NRS and its Articles of Incorporation and Bylaws to convene the EZConnect Stockholders Meeting on or prior to September 15, 2000 or as soon thereafter as is practicable.

Section 5.03     Encore Audited Financial Statements/Additional Financial
Information.

(a)At the earliest practicable date following the execution of this Agreement, Encore shall cause to be prepared and delivered to EZConnect the Audited Financial Statements, and the opinion of Encore's independent certified public accountants, with respect thereto. All such financial statements of Encore shall be prepared in accordance with generally accepted accounting principles and Regulation SX and shall present fairly as of their respective dates the financial condition of Encore. The balance sheet included in the Audited Financial Statements shall not indicate any material adverse change in the financial position of Encore from that set forth in the Unaudited Balance Sheet. EZConnect shall select the independent certified public accountants to perform the audit and shall pay their fees for conducting the audit.

(b)To the extent required, EZConnect and Encore shall utilize their best efforts and cooperate to provide the information necessary to present the pro forma consolidated and consolidating financial statements and pro forma consolidated and consolidating summary information, including a pro forma consolidated and consolidating balance sheet, pro forma consolidated and consolidating income statements, pro forma summaries of earnings (with aggregate and per-share earnings), and pro forma (combined basis) earnings data for all periods required to be presented and in the form and manner required for use in the EZConnect Form 8-K and/or Information Statement or any other document required to be filed with the SEC or state securities agencies, requiring the presentation of EZConnect consolidated financial statements under generally accepted accounting principles.

Section 5.04 Encore Liabilities. On the Closing Date, Encore shall have no liabilities other than notes payable with an aggregate outstanding balance on such date of $300,000 and trade payables incurred in the ordinary and usual course of Encore's business consistent with past practice. On the Closing Date, Encore shall use its commercial best efforts in good faith to cause the holders of the notes payable to accept shares of EZConnect Common Stock in full payment and satisfaction of $200,000 of the outstanding balance of the notes. The number of shares of EZConnect Common Stock to be issued to such note holders shall be determined by dividing $200,000 by the Trailing Trading Price. The note holders shall execute agreements in a form acceptable to EZConnect and shall execute and deliver investment representation letters in substantially the same form as that attached hereto as Exhibit B-1 and incorporated herein by reference. The $100,000 outstanding balance of the notes remaining after the conversion to EZConnect Common Stock shall be paid by EZConnect in cash within three (3) days following the Closing Date.

Section 5.05 Encore Representation on EZConnect Board. EZConnect shall take such steps as may be necessary to appoint Kevin Hamilton to the Board of Directors of EZConnect effective as of the Effective Time and, if Mr. Hamilton is to be elected by the shareholders of EZConnect, to use its best efforts in good faith to cause the EZConnect shareholders to elect Mr. Hamilton as a director of EZConnect. In the event that Mr. Hamilton shall be unable or unwilling to serve as a member of the Board of Directors of EZConnect, Tod Turley shall be elected to the Board of Directors of EZConnect as Mr. Hamilton's replacement.

Section 5.06 Transactions With Affiliates. Encore shall provide to EZConnect, for possible inclusion in SEC fillings, a description of every material contract, agreement, or arrangement between Encore and any person who is or has ever been an officer or director of Encore or person owning of record, or known by Encore to own beneficially, 5% or more of the issued and outstanding Encore Common Stock and which is to be performed in whole or in part after the date hereof or was entered into within three years before the date hereof. Encore represents and warrants that, in all of such circumstances, the contract, agreement, or arrangement was for a bona fide business purpose of Encore and the amount paid or received, whether in cash, in services, or in kind, is, has been during the full term thereof, and is required to be during the unexpired portion of the term thereof, no less favorable to Encore than terms available from otherwise unrelated parties in arm's length transactions. Except as disclosed in such description, no officer or director of Encore, or 10% shareholder of Encore has, or has had during the preceding three years, any interest, directly or indirectly, in any material transaction with Encore. The description shall also include a description of any commitment by Encore, whether written or oral, to lend any funds to, borrow any money from, or enter into any other material transaction with, any such affiliated person.

Section 5.07 Indemnification by Encore. Encore will indemnify and hold harmless EZConnect and its directors and officers, and each person, if any, who controls EZConnect within the meaning of the Securities Act, from and against any and all losses, claims, damages, expenses, liabilities, or actions to which any of them may become subject under applicable law (including the Securities Act and the Exchange Act) and will reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any claims or actions, whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities, or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any application or statement filed with a governmental body or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing by Encore expressly for use therein. Encore agrees at any time upon the request of EZConnect to furnish it with a written letter or statement confirming the accuracy of the information with respect to Encore contained in any report or other application or statement referred to in this Section 5.07, or in any draft of any such documents, and confirming that the information with respect to Encore contained in such document or draft was furnished by Encore, indicating the inaccuracies or omissions contained in such document or draft or indicating the information not furnished by Encore expressly for use therein. The indemnity agreement contained in this Section 5.07 shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of EZConnect and shall survive the consummation of the transactions contemplated by this Agreement for a period of two years.

Section 5.08 Indemnification by EZConnect. EZConnect will indemnify and hold harmless Encore, its directors and officers, and each person, if any, who controls Encore within the meaning of the Securities Act, from and against any and all losses, claims, damages, expenses, liabilities, or actions to which any of them may become subject under applicable law (including the Securities Act and the Exchange Act) and will reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any claims or actions, whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities, or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any application or statement filed with a governmental body or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing by EZConnect expressly for use therein. EZConnect agrees at any time upon the request of Encore to furnish to it a written letter or statement confirming the accuracy of the information with respect to EZConnect and its subsidiaries contained in any information statement, report, or other application or statement referred to in this Section 5.08, or in any draft of any such document, and confirming that the information with respect to EZConnect contained in such document or draft was furnished by EZConnect, indicating the inaccuracies or omissions contained in such document or draft or indicating the information not furnished by EZConnect expressly for use therein. The indemnity agreement contained in this Section 5.08 shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of Encore and shall survive the consummation of the transactions contemplated by this Agreement for a period of two years.

Section 5.09     Exemption from Registration for Acquisition of EZConnect
Stock.

  (a)The consummation of this Agreement and the Merger contemplated herein, including the issuance of the EZConnect Preferred Stock to the Encore stockholders in exchange for all of the issued and outstanding Encore Common Stock, and the issuance of EZConnect Common Stock as partial payment of the outstanding Encore notes payable, as contemplated herein, constitute the offer and sale of securities under the Securities Act and applicable state statutes. Such transactions shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes which depend, among other items, on the circumstances under which such securities are acquired. In order to provide documentation for reliance upon the exemptions from the registration and prospectus delivery requirements for such transactions, each shareholder and converting note holder of Encore shall execute and deliver to EZConnect an investment representation letter in substantially the same form as that attached hereto as Exhibit "B-2."

     (b)In connection with the transactions contemplated by this Agreement, Encore and EZConnect shall each file, with the assistance of the other and their respective legal counsel, such notices, applications, reports, or other instruments as may be deemed by them to be necessary or appropriate in an effort to document reliance on such exemptions, including a notice on form D to be filed with the SEC, and the appropriate regulatory authority in the state where Encore stockholders reside unless an exemption requiring no filing is available in such jurisdiction, all to the extent and in the manner as may be deemed by such parties to be appropriate.

     (c)In order to more fully document reliance on the exemptions as provided herein, Encore shall execute and deliver to EZConnect, at or prior to the Closing, such further letters of representation, acknowledgment, suitability, or the like, as EZConnect and its counsel may reasonably request in connection with reliance on exemptions from registration under such securities laws.

     (d)EZConnect and Encore acknowledge that the basis for relying on exemptions from registration or qualifications are factual, depending on the conduct of the various parties, and that no legal opinion or other assurance will be required or given to the effect that the transactions contemplated hereby are in fact exempt from registration or qualification.

Section 5.10Tax Aspects of Merger. Within thirty (30) days from the date of execution of this Agreement, Encore shall have taken such steps as it deems necessary to confirm its understanding that the receipt of the EZConnect Preferred Stock by the Encore Shareholders as a result of the Merger will not be taxable to the Encore Shareholders at the time of the Merger under section 368 of the Code. If within such period, Encore reasonably determines that the receipt of the EZConnect Preferred Stock will be taxable to the Encore Shareholders, the parties will use their best efforts in good faith to alter the structure of the transaction (without altering the economic substance or relevant rights or benefits to the Parties) so as to avoid such adverse tax consequences. If the transaction cannot be so restructured on terms acceptable to both parties, and Encore provides a written legal opinion from qualified legal counsel to the effect that the receipt of the EZConnect Preferred Stock will be taxable to the Encore Shareholders, Encore may terminate this Agreement upon its refund to EZConnect of all amounts paid by EZConnect to Encore hereunder.

                                  ARTICLE VI
               CONDITIONS PRECEDENT TO OBLIGATIONS OF ENCORE

     The obligations of Encore under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 6.01 Accuracy of Representations. The representations and warranties made by EZConnect in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement), and EZConnect shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing. Encore shall be furnished with certificate, signed by a duly authorized officer of EZConnect and dated the Closing Date, to the foregoing effect.

Section 6.02 Officer's Certificates. Encore shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized executive officer of EZConnect to the effect that no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of EZConnect, threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement. Furthermore, based on certificates of good standing, representations of government agencies and EZConnect's own documents, the certificate shall represent that:

 (a)This Agreement and each other agreement or document to be executed and delivered pursuant to the terms of this Agreement has been duly approved by EZConnect's board of directors and has been duly executed and delivered in the name and on behalf of EZConnect by its duly authorized officers pursuant to, and in compliance with, authority granted by the board of directors and shareholders of EZConnect in the manner required by the NRS;

 (b) The representations and warranties of EZConnect set forth in this Agreement and each other agreement or document to be executed and delivered pursuant to this Agreement are true and correct as of the date of the certificate;

 (c) There has been no EZConnect Material Adverse Effect up to and including the date of the certificate, and EZConnect is current in the filing of all periodic reports required to be filed by it with the SEC; and

(d) All conditions required by this Agreement to have been met, satisfied, or performed by EZConnect have been met, satisfied or performed.

Section 6.03 No EZConnect Material Adverse Effect. There shall not have occurred any EZConnect Material Adverse Effect.

Section 6.04 Good Standing. Encore shall have received certificates of good standing from the Nevada Secretary of State, dated as of a date within five days prior to the Closing Date, certifying that EZConnect and Merger Sub are in good standing as a corporations in the state of Nevada.

Section 6.05 Employment Agreements. EZConnect shall have entered into employment agreements with each of Tod M. Turley and Kevin Hamilton in substantially the same form as those attached hereto as Exhibits "C-1" and "C-2" and incorporated herein by reference.

Section 6.06Nature of EZConnect Trading Market. The daily trading volume of EZConnect Common Stock as reported on the OTC Bulletin Board shall have been a minimum of 10,000 shares on at least fifteen of the thirty trading days immediately preceding the Closing Date and the average Closing Price for EZConnect Common Stock during the thirty trading days prior to the Closing Date shall be not less than $3.00 per share.

Section 6.07Working Capital. On the Closing Date, EZConnect shall have working capital in the minimum amount of $300,000 for use in connection with the execution of Encore's business plan (including the payment of additional security to obtain more favorable payment terms from Encore's vendors), or shall have received binding commitments from third parties to provide funding to EZConnect for such purposes within thirty (30) days from the Closing Date in an amount not less than the difference between $300,000 and the amount of EZConnect's working capital on the Closing Date.

Section 6.08Waiver of Sprint Right of First Refusal. Sprint Spectrum L.P. shall not have exercised within the time period required its right of first refusal to acquire Encore which is described in the Encore Schedules, and there shall not exist any additional or other right entitling any person to acquire all or any interest in Encore.

Section 6.09Registration Rights Agreement. EZConnect shall have entered into a registration rights agreement with the Encore shareholders in a mutually acceptable form entitling the Encore shareholders to: (i) "piggyback" registration rights in the customary form (and subject to exclusion based on the objection of the underwriter in any offering giving rise to such registration rights); and demand registration rights requiring EZConnect to use its best efforts to file and cause to become effective a registration statement at the expense of EZConnect (except for sales commissions, selling shareholder legal fees and other items customarily paid for by the selling shareholders) on one occasion upon the demand of Encore Shareholders holding more than 50% of the EZConnect Preferred Stock (including EZConnect Common Stock into which the EZConnect Preferred Stock has been converted) and to cause such registration statement to remain effective for a period of not less than six months. The piggyback registration rights described in (i) above shall become effective commencing on the date the escrow with respect to the Subscriber Base Shares is terminated and shall continue for three years; and
(ii) the demand registration rights described in (ii) above shall become effective one year from the date the escrow with respect to the Subscriber Base Shares is terminated and shall continue for two years. The registration rights agreement shall provide that unless otherwise consented to by EZConnect in writing, no Encore Shareholder (and any person whose sales would be required to be aggregated with his or hers under Rule 144 promulgated under the Securities Act) shall sell a number of shares of EZConnect Common Stock in any single week which is greater than 10% of the average weekly reported volume of trading in EZConnect common stock on the OTC Bulletin Board (or any successor exchange or market) during the four calendar weeks preceding the week in which sales are to take place.

Section 6.10 EZConnect Acquisition Transactions. EZConnect shall have complied with, and on the Closing Date shall be in compliance with, its obligations under Section 4.04 hereof.

Section 6.11 EZConnect Stockholder Approval. The shareholders of EZConnect shall have approved this Agreement and the Merger if and to the extent required by the NRS.

Section 6.12 Other Items. Encore shall have received such further documents, certificates, or instruments relating to the transactions contemplated hereby as Encore may reasonably request.

                                 ARTICLE VII
       CONDITIONS PRECEDENT TO OBLIGATIONS OF EZCONNECT AND MERGER SUB

     The obligations of EZConnect and Merger Sub under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 7.01 Accuracy of Representations. The representations and warranties made by Encore in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement), and Encore shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by Encore prior to or at the Closing. EZConnect shall be furnished with a certificate, signed by a duly authorized officer of Encore and dated the Closing Date, to the foregoing effect.

Section 7.02 Officer's Certificates. EZConnect shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized executive officer of Encore to the effect that no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of Encore, threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement. Furthermore, based on certificates of good standing, representations of government agencies, and Encore's own documents, the certificate shall represent that:

(a)This Agreement and each other agreement or document to be executed and delivered pursuant to the terms of this Agreement has been duly approved by Encore's board of directors and has been duly executed and delivered in the name and on behalf of Encore by its duly authorized officers pursuant to, and in compliance with, authority granted by the board of directors and shareholders of Encore in the manner required by the NRS;

 (b)The representations and warranties of Encore set forth in this Agreement and each other agreement or document to be executed and delivered pursuant to this Agreement are true and correct as of the date of the certificate;

(c)There has been no Encore Material Adverse Effect up to and including the date of the certificate; and

 (d)All conditions required by this Agreement to have been met, satisfied, or performed by Encore have been met, satisfied or performed.

Section 7.03 No Encore Material Adverse Effect. Except as provided or permitted herein, prior to the Closing Date, there shall not have occurred any Encore Material Adverse Effect.

Section 7.04 Good Standing. EZConnect shall have received a certificate of good standing from the California Secretary of State, dated as of a date within five days prior to the Closing Date, certifying that Encore is in good standing as a corporation in the state of California.

Section 7.05 Audited Financial Statements of Encore. Encore shall have delivered to EZConnect the audited financial statements of Encore described in
Section 5.03 and the Audited Balance Sheet shall not indicate any material adverse change in the financial position of Encore from the Unaudited Balance Sheet.

Section 7.06 Elimination of Preferred Stock and Options. All outstanding shares of Encore preferred stock shall have been converted to Encore Common Stock and any outstanding options, warrants or similar rights pertaining to any securities of Encore or its Subsidiaries shall have been converted to shares of Encore Common Stock (through exercise or otherwise) or terminated.

Section 7.07 Waiver of Sprint Right of First Refusal. Sprint Spectrum L.P. shall not have exercised within the time period required its right of first refusal to acquire Encore which is described in the Encore Schedules, and there shall not exist any additional or other right entitling any person to acquire all or any interest in Encore.

Section 7.08 Limited Liabilities of Encore. At the Closing Date, the liabilities of Encore shall consist solely of notes payable in the aggregate principal amount of $300,000 and trade payables incurred in the ordinary and usual course of Encore's business consistent with past practice. Tod Turley and Kevin Hamilton shall deliver agreements to EZConnect certifying that this condition has been satisfied and agreeing to indemnify EZConnect for any undisclosed liabilities of Encore.

Section 7.09 Material Contracts in Force. All contracts that are necessary or desirable for the profitable operation of Encore's business, including but not limited to the contracts identified in the Encore Disclosure Schedules, shall be in full force and effect at the Closing Date and Encore shall not be in default of its obligations thereunder, and the counter parties to such agreements shall have provided written notice to EZConnect to the effect that: such contracts are in full force and effect, Encore is not in default in the performance of its obligations under such contracts, and there are no offsets or claims against amounts paid or to be paid in the future to Encore under such contracts.

Section 7.10 Channels of Distribution. On or prior to the Closing Date, Encore shall have entered into a total of not less than four private label joint marketing and agency agreements similar to the agreement with Big Planet, Inc., and the counter parties to such agreements shall be actively engaged in selling subscriptions in accordance with the terms of such agreements.

Section 7.11 Employment Agreements. EZConnect shall have entered into employment agreements with each of Tod M. Turley and Kevin Hamilton in substantially the same form as those attached hereto as Exhibits "C-1" and
 "C-2" and incorporated herein by reference.

Section 7.12 Encore Stockholder Approval. The shareholders of Encore shall have approved this Agreement and the Merger in the manner required by the California Corporations Code.

Section 7.13 Encore Standstill and No Shop. Encore shall have complied with, and on the Closing Date shall be in compliance with, its obligations under
Section 4.03 hereof.

Section 7.14 Changes in Encore Payment Terms. The Encore vendors described below shall have consented in writing to change Encore's trade credit arrangements to terms not less favorable to Encore than those described below, which agreements shall not cause Encore to provide more than $300,000 in additional security to such vendors: (a) Sprint Spectrum LP: "net 10 days,"
(b) Focus Affiliates, Inc. and any other material supplier of equipment to
Encore: "net 30 days," and (c) Martin Dawes Technologies Ltd. and any other vendor providing material billing, sales and customer support services to
Encore: "net 30 days." Any additional security required to be provided by Encore to such vendors (within the limits described above) in order to achieve the payment terms described above, shall be provided by EZConnect at or within thirty days after the Closing Date, and any amounts so provided or agreed to be provided shall reduce the amount of working capital required to be made available by EZConnect for Encore's business plan as provided in Section 6.07.

Section 7.15 Other Items. EZConnect shall have received such further documents, certificates, or instruments relating to the transactions contemplated hereby as EZConnect may reasonably request.

                                 ARTICLE VIII
                                  TERMINATION

Section 8.01 Termination. This Agreement may be terminated at any time before the Effective Time (except as otherwise provided) as follows:

(a)by mutual written consent of each of EZConnect and Encore;

(b)by any Party, if the Effective Time shall not have occurred on or before October 15, 2000 (the "Termination Date "); provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

(c)by any Party, if a Governmental Entity shall have issued an order, decree or injunction having the effect of making the Merger illegal or permanently prohibiting the consummation of the Merger, and such order, decree or injunction shall have become final and nonappealable (but only if such Party shall have used its reasonable best efforts to cause such order, decree or injunction to be lifted or vacated);

(d)by any Party if (i) there shall have been a material breach by the other of any of its representations, warranties, covenants or agreements contained in this Agreement, and such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 10 days after written notice thereof shall have been received by the Party alleged to be in breach;

(e) by any Party if the audit of the Encore financial statements has not been completed by that date which is 75 days after the Audit Start Date;

(f) by EZConnect for any reason or no reason at any time through and including the Due Diligence Termination Date;

(g) by EZConnect if the Encore shareholders fail to approve this Agreement and the Merger in the manner required by the California Corporations Code;

(h) by Encore if approval of this Agreement and/or the Merger by the EZConnect shareholders is required by the NRS and such approval is not obtained;

(i) by Encore if EZConnect is not ready, willing and able to purchase the Encore Common Stock as provided in Section 1.01;

(j) by Encore if EZConnect should enter into an EZConnect Acquisition Transaction not approved by Encore in the manner provided in Section 4.04; and

(k) by Encore if the receipt of the EZConnect Preferred Stock is determined to be taxable to the Encore shareholders as provided in Section 5.10.

Section 8.02 Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement pursuant to this Article VIII, this Agreement (other than as set forth in Section 9.11) shall become void and of no effect with no liability on the part of any party hereto (or of any of its Representatives); provided, however, no such termination shall relieve any party hereto from (i) any liability for damages resulting from any willful and intentional breach of this Agreement, (ii) the liability of Encore in certain circumstances to refund the $50,000 installment(s) made by EZConnect, or issue the Encore Shares to EZConnect, pursuant to Section 1.01, or (iii) any obligation to provide reimbursement for or pay the Fees and Expenses (as defined below) pursuant to this Section 8.02; and

(b) In the event that this Agreement is terminated pursuant to Section 8.01(g) or (h) by reason of the failure to obtain required stockholder approvals, the Party not obtaining such approvals shall promptly upon such termination (following receipt of a statement therefor) reimburse the other Party for all fees and expenses (including, without limitation, fees and expenses of counsel, accountants, consultants and other advisors and Representatives) incurred by it in connection with this Agreement and the Merger ("Fees and Expenses ").

                                   ARTICLE IX
                                 MISCELLANEOUS

Section 9.01 Publicity. The Parties agree that the initial press release with respect to the Merger shall be a joint press release in a form reasonably acceptable to both Parties, which shall not be issued until the Due Diligence Termination Date has passed without the termination of this Agreement by EZConnect, subject to the parties obligations under applicable securities laws. Thereafter, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), the Parties shall consult with one another, and use reasonable best efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the Merger and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto.

Section 9.02 Brokers. EZConnect and Encore agree that there were no finders or brokers involved in bringing the parties together or who were instrumental in the negotiation, execution, or consummation of this Agreement. Further, EZConnect and Encore each agree to indemnify the other against any claim by any third person for any commission, brokerage, or finder's fee or other payment with respect to this Agreement or the transactions contemplated hereby based on any alleged agreement or understanding between such party and such third person, whether express or implied, from the actions of such party.
The covenants set forth in this section shall survive the Closing Date and the consummation of the transactions herein contemplated.

Section 9.03 No Representation Regarding Tax Treatment. No representation or warranty is made by any party to any other regarding the treatment of this transaction for purposes of federal or state income taxation. Although this transaction has been structured in part in an effort to qualify for treatment under Section 368(D) of the Code, there is no assurance that any part of this transaction in fact meets the requirements for such qualification. Each party has relied exclusively on its own legal, accounting, and other tax adviser regarding the treatment of this transaction for federal and state income taxes and on no representation, warranty, or assurance from any other party or such other party's legal, accounting, or other adviser.

Section 9.04 Governing Law. This Agreement shall be governed by, enforced and construed under and in accordance with the laws of the United States of America and, with respect to matters of state law, with the laws of the state of Nevada.

Section 9.05 Notices. All notices, demands, requests, or other communications required or authorized hereunder shall be deemed given sufficiently if in writing and if personally delivered; if sent by facsimile transmission, confirmed with a written copy thereof sent by overnight express delivery; if sent by registered mail or certified mail, return receipt requested and postage prepaid; or if sent by overnight express delivery:

If to EZConnect or
                      Merger Sub to:EZConnect, Inc..
                      Attn: J. Greg Spencer, President
                      6009 South Redwood Road
                      Salt Lake City, Utah 84123
                      Telecopy No:  (801) 270-9712

With a copies to:     Elliott N. Taylor, Esq.
                      TAYLOR AND ASSOCIATES
                      3090 East 3300 South, Suite  400
                      Salt Lake City, Utah 84109
                      Telecopy No: (801) 463-6085; and

                      Mark N. Schneider, Esq.
                      65 East 100 South, Suite 250
                      Salt Lake City, Utah 84111
                      Telecopy No.: (801) 359-1988

If to Encore, to:   Encore Wireless, Inc.
                    Attn: Tod M. Turley, President
                    2900 Townsgate Road, Suite 200
                    Westlake Village, California 91361-3001
                    Telecopy No: (208) 279-9332

or such other addresses and facsimile numbers as shall be furnished by any party in the manner for giving notices hereunder, and any such notice, demand, request, or other communication shall be deemed to have been given as of the date so delivered or sent by facsimile transmission, three days after the date so mailed, or one day after the date so sent by overnight delivery.

Section 9.06 Certain Definitions; Interpretation. (a) For purposes of this Agreement, the following terms shall have the following meanings:

(i) "Encore Material Adverse Effect" means any change in or effect (x) that is or will be materially adverse to the business, results of operations, or financial condition of Encore and its Subsidiaries taken as a whole, or
(y) that will prevent or materially impair Encore' ability to consummate the Merger, provided that an Encore Material Adverse Effect shall not include
(xxx) changes or effects relating to economic conditions or financial markets in general or the wireless communications industry in general, or (yyy) the payment of salaries to Tod Turley and Kevin Hamilton subsequent to the date of this Agreement in amounts not greater than those described in the Encore Budget.

(ii) "EZConnect Material Adverse Effect" means any change in or effect (x) that is or will be materially adverse to the business, results of operations or financial condition of EZConnect and its Subsidiaries taken as a whole, or
(y) that will prevent or materially impair EZConnect's ability to consummate the Merger or to issue shares of EZConnect Common Stock in accordance with the terms hereof, provided that an EZConnect Material Adverse Effect shall not include (xx) changes or effects relating to economic conditions or financial markets in general or the wireless communications industry in general, (yyy) changes in EZConnect's business plan and nature of operations consistent with those disclosed in the EZConnect Disclosure Schedules, or (zzz) the issuance of additional equity or debt securities of EZConnect to fund the obligations of EZConnect under this Agreement. A decline in the stock market price of the shares of EZConnect Common Stock in and of itself shall not be deemed an "EZConnect Material Adverse Effect" but this qualification shall not alter the conditions set forth in Section 6.06 of this Agreement.

(iii)" Affiliate" of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

(iv) "Closing Price" means the average of the closing inside bid and asked quotations for EZConnect common stock as quoted on the OTC Bulletin Board on the date in question.

(v) "Control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

(vi)"Person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, entity or group (as defined in the Exchange Act).

(vii) "Subsidiary" of a Person means any corporation or other legal entity of which such Person (either alone or through or together with any other Subsidiary or Subsidiaries) is the general partner or managing entity or of which at least a majority of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or others performing similar functions of such corporation or other legal entity, is directly or indirectly owned or controlled by such Person (either alone or through or together with any other Subsidiary or Subsidiaries).

(viii) "Trailing Trading Price" means the average of the Closing Price for EZConnect common stock on each of the five consecutive trading days occurring immediately prior to the date of execution of this Agreement; provided, that in no event shall the Trailing Trading Price be less than $2.40 or greater than $3.00.

Section 9.07 Attorneys' Fees. In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing party or parties shall reimburse the non-prevailing party or parties for all costs, including reasonable attorneys' fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 9.08 Schedules; Knowledge. Whenever in any section of this Agreement reference is made to information set forth in the Disclosure Schedules provided by EZConnect, Merger Sub, or Encore, such reference is to information specifically set forth in such schedules and clearly marked to identify the section of this Agreement to which the information relates. Whenever any representation is made to the "knowledge" of any party, it shall be deemed to be a representation that no officer or director of such party, after reasonable investigation, has any knowledge of such matters.

Section 9.09 Third Party Beneficiaries. This contract is solely between EZConnect, Merger Sub, and Encore and, except as specifically provided, no director, officer, stockholder, employee, agent, independent contractor, or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

Section 9.10 Entire Agreement. This Agreement represents the entire agreement among the parties relating to the subject matter hereof. All previous agreements between the parties, whether written or oral, have been merged into this Agreement. This Agreement alone fully and completely expresses the agreement of the parties relating to the subject matter hereof. There are no other courses of dealing, understandings, agreements, representations, or warranties, written or oral, except as set forth herein.

Section 9.11 Survival. The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of two years from the Closing Date.

Section 9.12 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

Section 9.13 Remedies Cumulative; Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and such remedies may be enforced concurrently, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance thereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers, thereunto duly authorized, as of the date first above written.

EZConnect: EZConnect, Inc.
A Nevada Corporation
By /S/ J. Greg Spencer
Its: President

Encore: Encore Wireless, Inc.
A California Corporation
By /S/ Tod M. Turley
Its: President

Merger Sub: EZConnect Merger Co.
A Nevada corporation
By /S/ J. Greg Spencer
Its: President


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EXHIBITS TO AGREEMENT AND PLAN OF MERGER


Exhibit A -- Designation of Rights, Privileges and Preferences of EZConnect Preferred Stock

          Exhibit B-1 Form of Investment Representation Letter to be signed by
                      Encore note holders.

          Exhibit B-2 Form of Investment Representation Letter to be signed by
                      Encore shareholders.

          Exhibit C-1 Form of employment agreement with Kevin Hamilton.

          Exhibit C-2 Form of employment agreement with Tod Turley.